Exhibit 99.1

November 3, 2011

Mr. Brian L. Roberts

Chairman and Chief Executive Officer

Comcast Corporation

One Comcast Center

1701 John F. Kennedy Boulevard

Philadelphia, PA 19103

Dear Brian:

As you know, Tyco International recently announced a plan to separate into three standalone companies. In addition to my day-to-day responsibilities as Tyco’s Chairman and CEO, I will be devoting significant time and energy over the next 12 months to the selection of new boards of directors and management teams for the three companies and to ensuring their successful launch as independent public companies. Although I had hoped that I would be able to handle my Tyco responsibilities and still devote the proper time and attention required to be a director on the Comcast board, I regrettably have concluded that this is not the case at this time.

Additionally, while I will be stepping down as Tyco’s chairman and CEO following the completion of the separation, I plan to remain involved with all three companies. I will serve on the boards of the flow control and fire and security companies and will be an advisor to the ADT North American residential security company. With Comcast’s emerging presence in the residential security industry, I believe that it is appropriate for me to resign to avoid even the appearance of conflict between Comcast and what soon will be a standalone ADT home security company.

As a result, I am tendering my resignation from the Comcast board of directors, effective November 11, 2011. I would like to thank you, your management team and each member of the Board of Directors for the opportunity to serve on the board. Brian, you have a great management team, a great board and a great company. I have enjoyed my six plus years of service, and I wish you and the company continued success.

Warmest regards,

Edward D. Breen

edb:clo